Exhibit 107
Calculation of Filing Fee Tables
Form
424(B)(5)
(Form Type)
MicroStrategy Incorporated
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Equity	Variable Rate Series A Perpetual Stretch Preferred Stock, $0.001 par value per share	Rule 457(r)	28,011,111 shares	$90.00	$2,520,999,990	0.00015310	$385,965.10

	Total Offering Amounts:							$2,520,999,990

	Total Fees Previously Paid:							—

	Total Fee Offsets:							—

	Net Fee Due:							$385,965.10 (2)

(1)
The fee payable in connection with the offering relating to this exhibit has been calculated pursuant to Rule 457(r) under the Securities Act and paid in accordance with Rule 456(b) under the Securities Act.

(2)
The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering of the registrant’s Variable Rate Series A Perpetual Stretch Preferred Stock, $0.001 par value per share. The maximum aggregate offering price of that offering is $2,520,999,990.